EXHIBIT 18.1

November 7, 2014

Board of Directors

InnerWorkings, Inc.

600 W. Chicago Ave.

Chicago, IL 60654

Ladies and Gentlemen:

Note 1 of Notes to the Consolidated Financial Statements of InnerWorkings, Inc. (the “Company”) included in its Form 10-Q for the period ended September 30, 2014 describes a change in the method of accounting regarding the date of the Company’s annual goodwill impairment assessment test from the last day of the fiscal year, December 31, to the first day of the fourth quarter, October 1. There are no authoritative criteria for determining a ‘preferable’ annual impairment test date based on the particular circumstances; however, we conclude that such a change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2013, and therefore we do not express any opinion on any financial statements of InnerWorkings, Inc. subsequent to that date.

Very truly yours,

/s/ Ernst & Young, LLP

Ernst & Young, LLP

Chicago, IL